(English Translation)

Subcontracting Contract

Party A: Luoping County ZoneLin Coal Coking Factory. (“ZoneLin” or the “Company”)

Party B: L&L Yunnan Tianneng Industry Co. Ltd. (“TNI”)

Party A is a Sole Proprietorship Enterprise of a coking facility with 150,000 ton annual production of cokes in Yunnan Province; the Legal Person (owner) is Mr. Yong Law Zhong.

Party B is an American Joint Venture Enterprise, registered with Kunming City Government of China, which L&L Energy, Inc.(‘L&L”) owns 98% of the voting equity, while Tianneng Co. owns 2% of the voting equity.

To fully utilize L&L’s US management skills, capital and public trading platform for increase of Party A’s coking factory’s economic benefits; both parties after months of discussions and an exchange consideration, decide to execute this contract with intent that when feasible, Party B is to purchase all assets of Party A to take full equity ownership of Party A. The Contract covers the following agreements:

1.	Consulting Services Agreement - This agreement allows TNI to manage and operate ZoneLin, and collect the respective revenue, net profits and/or losses of the Company. Under the terms of the agreement, TNI is the exclusive provider of advice and consultancy services to ZoneLin related to the Company’s general business operations, accounting and human resources needs and research and development, among other things. In exchange for such services, TNI will absorb the Company's net profits and/or losses. TNI will own all intellectual property rights developed or discovered through research and development in the course of providing services under this agreement, but will grant a license to use such intellectual property back to the Company, if necessary, to conduct its business. TNI will prepare periodic financial reports for ZoneLin. The agreement also restrains ZoneLin from taking certain actions such as (but not limited to) issuing equity, incurring indebtedness and changing its business. The agreement is effective until terminated and it may be terminated by TNI for any or no reason and by either party for reasons explicitly set forth in the agreement, including (but not limited to) a breach by the other party or the other party's becoming bankrupt or insolvent. ZoneLin may not assign or transfer its rights or obligations under the respective agreement without the prior written consent of the TNI, except that TNI may assign its rights or obligations under the agreement to an affiliate.

2.	Operating Agreement - The parties to this agreement are TNI and ZoneLin, respectively, including all of the shareholders of ZoneLin. Under the agreement, TNI guarantees the contractual performance by the Company under any agreements with third parties, in exchange for a pledge by ZoneLin of all of its respective assets, including accounts receivable and inventories.

TNI will provide necessary working capital, management, and assets necessary to operate ZoneLin smoothly. In addition, TNI shall pay a fee to ZoneLin and its shareholders each year to be able to operate the coking facilities. The fee is US $0.2 million (US $200,000) each year, or total US $1 million for five years, which can be paid either in cash or in L&L common shares. The US $1 million (US $1,000,000) fee should be paid to Party A within 10 days after signing of this written agreement. TNI has the right to approve any transactions that may materially affect the assets, liabilities, rights or operations of the Company and provide, binding advice regarding the Company's daily operations, financial management and employment matters, including the dismissal of employees. In addition, TNI has the right to recommend director candidates and appoint the senior executives of the Company. The agreements expire 5 years from execution unless renewed. TNI has the right to terminate the agreement upon 30 days' written notice but ZoneLin does not have the right to terminate its respective agreement during its term. TNI may freely assign its rights and obligations under the agreement upon written notice to ZoneLin. ZoneLin may not assign their rights or obligations under the respective agreement without the prior written consent of TNI.

3.	Proxy Agreement - TNI has entered into proxy agreements with all of the shareholders of ZoneLin under which the shareholders have vested their voting power of the Company in TNI, and agreed not to transfer the shareholders' respective equity interests in the Company to anyone but TNI or its designee(s). The agreement expires 5 years from the execution date, unless both parties agree to extend. TNI has the right to safeguard TNI’s rights under the respective agreement. Upon an event of default under the agreement, TNI may vote, control, sell or dispose of the pledged equity interests and may require the shareholders to pay all outstanding and unpaid amounts due under the Consulting Services Agreement. Pursuant to the terms of the agreement, the shareholders have agreed to restrictive covenants to safeguard TNI’s rights under the respective agreement. TNI may freely assign its rights and obligations under the agreement upon written notice to the shareholders. The shareholders may not assign their rights or obligations under the respective agreement without the prior written consent of TNI terminate the agreement upon 30 days' written notice but the shareholders may not terminate the agreement without TNI’s consent

4.	Option Agreements - The parties to these agreements are TNI, ZoneLin, and all of the shareholders of ZoneLin, respectively. The shareholders of ZoneLin have granted TNI or its designee(s) the irrevocable right and option to acquire all or any portion of such shareholders' equity interests in the Company. The shareholders have also agreed not to grant such an option to anyone else. The purchase price for a shareholder's equity interests will be equal to such shareholder's original paid-in price for such equity interest. Pursuant to the terms of the agreement, each of the shareholders and ZoneLin have agreed to certain restrictive covenants to safeguard TNI's rights under the respective agreement. The agreement expires 5 years from execution unless renewed. TNI may freely assign its rights and obligations under the agreements upon written notice to ZoneLin and the shareholders, respectively. ZoneLin and the shareholders, respectively, may not assign their rights or obligations under the respective agreement without the prior written consent of TNI.

5.	Equity Pledge Agreements - The parties to each of these agreements are TNI, ZoneLin and all of the shareholders of ZoneLin, respectively. The shareholders of ZoneLin have pledged all of their respective equity interests in the Company to TNI to guarantee each of ZoneLin’s performance of the Company’s respective obligations under the Consulting Services Agreement. The pledge expires five years after the obligations under the Consulting Services Agreement described above are fulfilled. TNI has the right to collect any and all dividends paid on the pledged equity interests. TNI may assign its rights and obligations upon written notice to ZoneLin shareholders.

The agreement covers a period of five years, starting from November 1, 2009 to October 31, 2014. Agreement can be extended by mutual consent.

Both parties should settle any dispute, if any, arising from this agreement by friendly discussions.

After signed this agreement, it will be effective on November 1, 2009.

Party A: Luoping County ZoneLin Coal Coking Factory

Legal Representative: /s/__Yong Law Zhong______2/3/2010

Party B: L&L Yunnan Tianneng Industry Co. Ltd.

Legal Representative: /s/_Paul Lee________2/3/2010